Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact: Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release February 21, 2012

IKONICS REPORTS 2011 RECORD SALES

DULUTH, MN—IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported record sales for 2011 of $16,780,000, a 2% increase over 2010. Net income declined by 37% to $698,000, or $0.35 per share.

Bill Ulland, Ikonics CEO, said, “This was a disappointing year. Because of competitive pressure in our screen printing business, we were not able to pass on to the market all of the increased costs of our petrochemical based raw materials. As a consequence, we experienced an erosion of margins. We also incurred higher costs related to the development and launching of our new businesses, Micro-Machining and Digital Texturing (DTX).”

Ulland also added, “Micro-Machining sales were up substantially in 2011, and the business unit began to generate profits. Late in the year, we increased our Micro-Machining manufacturing capacity and focused our selling effort on machining composites for the aerospace industry. We are currently being evaluated by three major aerospace companies for use in production. Although the sales cycle with these customers is long, once specified as a process or component, the life of the business can be 20-30 years.

Digital Texturing (DTX) made its commercial debut in January of 2012, with the delivery of a second generation printer to a North American customer; a prototype printer had been sold to a customer beta site in the fourth quarter of 2010 and has since been successfully used in production. Sales are pending with our strategic printer partner, Colour Scanner Technology GmbH, to place additional printers with customers in North America, Europe and Asia.” A description of the DTX process may be viewed at http://ikonicsiis.com.

In February 2012, the company announced a partnership and distribution agreement with Tri-D Technology to provide ExacFlat software for placing textures on 3D molds. “I believe that coupled with the DTX second generation printer, this technology provides the mold maker with the fastest, most accurate and cost effective way to apply decorative features to 3D mold”, said Karl Shaw, PhD, Ikonics’ Director of New Technologies. Also in January, the U.S. Patent and Trademark Office granted the company a patent on its Digital Texturing technology. A European patent covering the technology was granted in 2011. Additional U. S. and European patent applications, as well as a Japanese patent application, are currently being examined by the respective patent offices.

IKONICS has cash and short-term investments of $3.7 million and no long term debt.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products and new business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, capital expenditure requirements, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF INCOME

For the Three Months and Twelve Months Ended December 31, 2011 and 2010

	Three Months Ended		Twelve Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
Net sales	$4,178,419	$4,443,614	$16,780,262	$16,517,338

Cost of goods sold	2,469,645	2,619,788	10,070,852	9,713,054

Gross profit	1,708,774	1,823,826	6,709,410	6,804,284

Operating expenses	1,451,114	1,331,982	5,683,406	5,270,045

Income from operations	257,660	491,844	1,026,004	1,534,239

Interest income	3,882	6,009	17,253	19,681

Income before income taxes	261,542	497,853	1,043,257	1,553,920

Income tax expense	124,850	162,889	345,000	440,000

Net income	$136,692	$334,964	$698,257	$1,113,920

Earnings per common share-diluted	$0.07	$0.17	$0.35	$0.56

Average shares outstanding-diluted	1,989,106	1,976,618	1,986,041	1,973,447

CONDENSED BALANCE SHEETS

As of December 31, 2011 and 2010

	12/31/11	12/31/10
Assets
Current assets	$8,404,194	$7,811,830
Property, plant and equipment, net	5,436,902	5,012,933
Intangible assets	326,362	317,168

	$14,167,458	$13,141,931

Liabilities and Stockholders’ Equity
Current liabilities	$838,915	$777,984
Deferred income taxes	338,000	171,000
Long term debt	—	—
Stockholders’ equity	12,990,543	12,192,947

	$14,167,458	$13,141,931

CONDENSED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2011 and 2010

	12/31/11	12/31/10
Net cash provided by operating activities	$793,532	$1,601,369

Net cash used in investing activities	(288,881)	(1,637,182)

Net cash provided by financing activities	71,131	22,610

Net increase (decrease) in cash	575,782	(13,203)

Cash at beginning of period	1,291,383	1,304,586

Cash at end of period	$1,867,165	$1,291,383